[GRAPHIC OMITTED]
                                                                   Exhibit 99.1
#05-14
                                               News Release
                                               CONTACT:
                                               Doug Dean
                                               Director, Investor Relations
                                               B/E Aerospace, Inc.
                                               (561) 791-5000 ext. 1450

          B/E AEROSPACE REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS; REVENUES OF $208 MILLION UP 12.0 PERCENT; EARNINGS PER DILUTED SHARE OF $0.14
        EXCEED EXPECTATIONS; RECORD BOOKINGS AND BACKLOG IMPROVE OUTLOOK

     WELLINGTON, FL, July 27, 2005 - B/E Aerospace, Inc. (Nasdaq: BEAV), the world's leading manufacturer of aircraft cabin interior products and a leading aftermarket distributor of aerospace fasteners, today announced its financial results for the quarter ended June 30, 2005.

HIGHLIGHTS

     o Reported second quarter revenues of $207.6 million, representing year over year growth of 12 percent.

     o Second quarter gross margin of 35.1 percent expanded by 170 basis points versus the same period of the prior year.

     o Second quarter operating earnings of $24.1 million were nearly 35 percent higher than the same period of the prior year. Second quarter operating margin of 11.6 percent expanded by 190 basis points versus the same period of the prior year and was up 150 basis points compared to the immediately preceding quarter. Operating earnings growth was driven primarily by expanding margins at the commercial aircraft segment, as well as continued growth in revenue and earnings at both our business jet and distribution segments.

     o Net earnings for the quarter were $8.4 million, or $0.14 per diluted share, representing increases of $10.8 million and $0.20 per diluted share, respectively, versus the same period in the prior year and were double those of the immediately preceding quarter.

     o Record backlog at June 30, 2005 stood at $820 million, an increase of 33 percent from backlog at June 30, 2004 and an increase of $60 million or 8 percent as compared to the immediately preceding quarter. Year-to-date bookings for the six months through June 30, 2005 were $524 million and were a record for any six month period.

SECOND QUARTER SEGMENT SALES AND OPERATING EARNINGS                           2
---------------------------------------------------

     For the second quarter, consolidated sales were $207.6 million, a $22.3 million or 12.0 percent increase over the second quarter of 2004.

     Net sales by segment were as follows:

                                                        NET SALES
                          -----------------------------------------------------
                                            Three Months Ended June 30
                                                 ($ in millions)
                          -----------------------------------------------------
                                                                       Percent
                             2005          2004          Change         Change
                          -----------------------------------------------------
Commercial aircraft         $136.4       $128.4           $8.0           6.2%
Distribution                  45.0         37.1            7.9          21.3%
Business jet                  26.2         19.8            6.4          32.3%
                          ----------------------------------------------------
Total                       $207.6       $185.3          $22.3          12.0%

     The commercial aircraft segment generated revenues of $136.4 million in the second quarter of 2005, up 6 percent versus the same period of the prior year, primarily due to a higher level of shipments of seating products and food and beverage preparation and storage equipment. The distribution segment delivered strong revenue growth of 21 percent in the second quarter of 2005, driven by a broad-based increase in aftermarket demand for aerospace fasteners and continued market share gains. In the business jet segment, revenues increased by 32 percent in the second quarter of 2005, reflecting the nascent recovery within the business jet industry and initial shipments of super first class products.

     Operating earnings for the second quarter of 2005 of $24.1 million increased by nearly 35 percent, as compared to the same period last year. The operating margin of 11.6 percent in the second quarter of 2005 was 190 basis points greater than the operating margin realized in the second quarter of 2004, and 150 basis points greater as compared to the immediately preceding quarter. The substantial increase in operating earnings was driven primarily by significant margin expansion at the commercial aircraft segment, as well as continued growth in revenue and earnings at both the business jet and distribution segments.

     The following is a summary of the change in operating earnings by segment:

                                             OPERATING EARNINGS
                          -----------------------------------------------------
                                         Three Months Ended June 30
                                              ($ in millions)
                          -----------------------------------------------------
                                                                      Percent
                             2005        2004        Change           Change
                          -----------------------------------------------------
Commercial aircraft         $14.2       $10.5          $3.7            35.2%
Distribution                  9.0         7.0           2.0            28.6%
Business jet                  0.9         0.4           0.5           125.0%
                          -----------------------------------------------------
Total                       $24.1       $17.9          $6.2            34.6%


     Interest expense for the second quarter of 2005 of $15.0 million was $4.9 million lower than interest expense recorded in the same period of the prior year. Interest expense decreased in the second quarter of 2005 as a result of the early retirement of $200 million of senior subordinated notes during the fourth quarter of 2004. The interest coverage ratio, which is determined by dividing the sum of operating earnings plus depreciation and amortization by interest expense, was 2.1:1 for the second quarter of 2005, as compared to 1.2:1 in the second quarter of 2004 and 1.8:1 in the immediately preceding quarter.

     Net earnings for the second quarter were $8.4 million or $0.14 per diluted share, a $10.8 million or $0.20 per diluted share improvement as compared to the same period of the prior year, and double the level of earnings reported in the immediately preceding quarter.



SECOND QUARTER SEGMENT DISCUSSION
---------------------------------

     The commercial aircraft segment's ("CAS") operating results and order book continued to improve during the second quarter of 2005. Compared to the second quarter of 2004, CAS operating earnings of $14.2 million increased by 35 percent on a 6 percent increase in sales, driven by a 220 basis point expansion in operating margin to 10.4 percent of sales. The margin expansion was primarily a result of an improved mix of products sold and ongoing manufacturing efficiencies. Commercial aircraft segment gross margin, bookings and backlog all showed strong improvements versus the same quarter of the prior year. Bookings for the second quarter of 2005 were up nearly 100 percent versus the same period last year and backlog during the second quarter of 2005 reached a record level.

     The distribution segment generated record revenues of $45.0 million in the second quarter of 2005, which were 21 percent greater than the same period in the prior year. Operating earnings at the distribution segment in the second quarter of 2005 were a record $9.0 million, 28.6 percent higher than the same period last year and represented a 20.0 percent operating margin.

     The business jet segment generated second quarter revenues of $26.2 million, up 32 percent as compared to second quarter of 2004. Operating earnings at the business jet segment during the quarter of $0.9 million were $0.5 million or 125 percent higher than operating earnings in the same period last year. The substantial increase in operating earnings reflects the higher level of revenues associated with an improving business jet industry and initial shipments of super first class products. Operating earnings, although substantially improved versus the second quarter of the prior year, reflected lower than normal earnings on the initial shipments of super first class products.


SIX-MONTH CONSOLIDATED RESULTS
------------------------------

     For the six months ended June 30, 2005, B/E reported consolidated sales of $404.1 million, a 12.1 percent increase over the same period last year. Gross profit of $140.8 million for this six-month period was 22 percent higher versus the same period in the prior year, as gross margin expanded by 280 basis points to 34.8 percent. Operating earnings of $44.0 million for the six-month period were up 44 percent compared to the same period last year, primarily due to a 240 basis point expansion in operating margin to 10.9 percent of sales. Interest expense of $30.1 million for the current six-month period decreased by $9.6 million versus the same period in the prior year. Net earnings for the current six-month period were $12.5 million or $0.21 per diluted share, increases of $22.5 million and $0.48 per diluted share versus the same period last year.

     For the six months ended June 30, 2005 compared to the same period in 2004, the commercial aircraft segment's operating earnings of $23.2 million were up 23 percent on a 4 percent increase in sales, primarily due to a 140 basis point expansion in operating margin to 8.8 percent of sales. The margin expansion was primarily due to an improved mix of products sold and ongoing manufacturing efficiencies.

     For the six months ended June 30, 2005 compared to the same period in 2004, distribution segment operating earnings of $17.8 million were up 34 percent on a 24 percent increase in sales.

     Similarly, for the six months ended June 30, 2005 compared to the same period in 2004, business jet segment operating earnings of $3.0 million were up $5.0 million on a $17.2 million or 49 percent increase in sales.

LIQUIDITY, BALANCE SHEET AND CASH FLOWS
---------------------------------------

     At the end of the quarter, the company's liquidity remained solid with cash balances totaling approximately $75 million, up $11.6 million from the first quarter balance of $63.4 million. Net debt at the end of the second quarter stood at approximately $605 million, which represents total debt of $680 million less cash and cash equivalents of approximately $75 million. The company has no debt maturities until 2008.



RECENT PROGRAM WINS, RECORD BACKLOG, STRENGTHEN OUTLOOK
-------------------------------------------------------

     Strong bookings for the second quarter of $269 million drove backlog at June 30, 2005 to another record level of approximately $820 million, which was 33 percent greater versus the company's June 30, 2004 backlog and was up eight percent on a sequential quarterly basis. Orders for the quarter were driven both by strong international fleet refurbishment programs and the first major North American coach class retrofit program since the events of September 11, 2001. "Our investments in new product development over the past several years continue to convert into market share gains and backlog growth," said Robert Khoury, President and Chief Executive Officer of B/E Aerospace, Inc.

These investments have generated a host of new products including:

     o    Electric lie-flat seats

     o The MiniPod(R) seating product suite for wide-body aircraft---selected by 14 major international carriers

     o Super first class compartments---selected by 5 international airlines to date

     o Next generation steam oven---selected by 10 airlines including the first four A380 customers

     o Spectrum(R) platform seats, including first class, tourist class and regional jets---selected by nearly 50 customers

     o New ICON(TM) long-haul, wide-body tourist class seat---successfully launched with two major international carriers

     o    LED lighting systems---selected by over 80 customers

     o    New beverage making systems---selected by over 20 customers, and

     o B/E's new patent-protected Pulse Oxygen(R) system---which was recently selected by Boeing for installation on all 787 Dreamliner aircraft

     We believe the many customer program awards we have won during the quarter support our belief that our new product innovations are contributing to our recent results in the marketplace. Some of the programs awarded during the quarter include the following:

     Air Canada selected B/E to upgrade its fleets of narrow-body, wide-body and regional jets with B/E's Spectrum seats in a program valued in excess of $50 million. This represents the product launch for our Spectrum first class seat, which is a product line extension of the existing Spectrum platform which has now been ordered by nearly 50 customers for their narrow-body aircraft. Under this program, B/E will manufacture and deliver its Spectrum family of coach class and first class seating products for all of Air Canada's Airbus and Boeing narrow-body aircraft as well as its fleet of Bombardier regional jets. In addition, B/E will also retrofit Air Canada's fleet of wide-body aircraft with its coach class Spectrum product. Mr. Khoury commented "Air Canada is the first North American airline to undertake a major fleet-wide retrofit program since the events of September 11, 2001."

     During the second quarter the company also successfully launched ICON, its next generation long-haul wide-body, tourist class seat with two major international carriers in programs initially valued at approximately $50 million. This premium coach seat platform includes numerous product innovations designed to increase passenger comfort while reducing airlines' total cost of ownership. We believe this new product and these two programs favorably position B/E for future upgrade opportunities in the emerging long-haul coach class seating segment.

     In addition, during the second quarter, Boeing selected B/E's recently developed, patent-protected aircraft oxygen system, the Pulse Oxygen system, for all Boeing 787 Dreamliners. The Pulse Oxygen system utilizes B/E's proprietary technology. This award enhances B/E's competitive position and sets the stage for additional future awards on other new generation aircraft platforms.

     Mr. Khoury commented, "This clearly is the most vibrant marketing period in our history. The company has been generating record backlogs over the past twelve months, while reporting substantial revenue and earnings growth, all at the outset of the recovery in our industry. The second quarter has been our best quarter ever in terms of customer program awards, totaling approximately $375 million, and, as a result, we expect to continue to see robust growth in our backlog during the balance of 2005, which we believe will result in new records for backlog at the end of the third and fourth quarters and rising to approximately $1 billion by year-end. We are increasingly confident in our ability to generate revenues in excess of $800 million during 2005 and to generate revenues in excess of $900 million in 2006. The company is maintaining 2005 earnings guidance of $0.50 per share in spite of overperformance on revenue, bookings and backlog, electing to spend more on product development and marketing. In addition, as announced on June 20, 2005, the company is raising its 2006 earnings guidance to a range of $1.00 - $1.10 per share."

FINANCIAL GUIDANCE FOR 2005 AND 2006
------------------------------------

     Financial guidance for 2005 and 2006 is now as follows:


     o For the full year 2005, management expects revenue in excess of $800 million, a 45 percent increase in operating earnings driven by both revenue growth and additional margin expansion, and full year earnings of approximately $0.50 per share. Based on second quarter awards, several of which will book in the second half of the year, management expects full year 2005 bookings to exceed $1 billion, and for year-end backlog to approximate $1 billion. The company's 2005 earnings performance is expected to be driven by substantially expanded margins in the commercial aircraft segment, significant revenue growth and margin expansion in the business jet segment and strong revenue and earnings growth in the distribution segment.

     o The company's calendar year 2006 outlook has improved due to recent marketing wins. Management expects revenue in excess of $900 million, and to report earnings of approximately $1.00 to $1.10 per share for the full year. Orders and backlog are expected to continue to be strong in 2006 consistent with the new aircraft delivery cycle.

     B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet -- the aftermarket -- generate about 60 percent of sales. B/E sells its products through its own global direct sales organization. For more information, visit B/E's website at www.beaerospace.com.

     This news release contains forward-looking statements within the meaning of
Section 27A of the  Securities  Act of 1933 and  Section  21E of the  Securities
Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                     THREE MONTHS ENDED
                                            ------------------------------------
                                                 June 30,           June 30,
(In millions, except per share data)               2005               2004
--------------------------------------------------------------------------------
Net sales                                       $  207.6          $  185.3
Cost of sales                                      134.8             123.5
                                                --------          --------
Gross profit                                        72.8              61.8
     Gross margin                                   35.1%             33.4%
Operating expenses:
     Selling, general and administrative            32.1              29.9
     Research, development and engineering          16.6              14.0
                                                --------          --------
Total operating expenses                            48.7              43.9
                                                --------          --------
Operating earnings                                  24.1              17.9
     Operating margin                               11.6%              9.7%
Interest expense, net                               15.0              19.9
                                                --------          --------
Earnings (loss) before income taxes                  9.1              (2.0)
Income taxes                                         0.7               0.4
                                                --------          --------
     NET EARNINGS (LOSS)                        $    8.4          $   (2.4)
                                                ========          ========
     NET EARNINGS (LOSS) PER COMMON SHARE
         Basic                                  $   0.15          $  (0.06)
                                                ========         =========
         Diluted                                $   0.14          $  (0.06)
                                                ========         =========
Common shares:
         Basic
             Weighted average                       57.1              37.0
             End of period                          57.7              37.3
         Diluted
             Weighted average                       60.1              37.0
             End of period                          60.7              37.3

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                        SIX MONTHS ENDED
                                              ---------------------------------
                                                   June 30,           June 30,
(In millions, except per share data)                 2005               2004
-------------------------------------------------------------------------------
Net sales                                        $  404.1          $  360.4
Cost of sales                                       263.3             245.0
                                                 --------          --------
Gross profit                                        140.8             115.4
     Gross margin                                    34.8%             32.0%
Operating expenses:
     Selling, general and administrative             63.8              58.6
     Research, development and engineering           33.0              26.2
                                                 --------          --------
Total operating expenses                             96.8              84.8
                                                 --------          --------
Operating earnings                                   44.0              30.6
     Operating margin                                10.9%              8.5%
Interest expense, net                                30.1              39.7
                                                 --------          --------
Earnings (loss) before income taxes                  13.9              (9.1)
Income taxes                                          1.4               0.9
                                                 --------          ---------
     NET EARNINGS (LOSS)                         $   12.5          $  (10.0)
                                                 ========          =========
     NET EARNINGS (LOSS) PER COMMON SHARE
         Basic                                   $   0.22          $  (0.27)
                                                 ========          =========
         Diluted                                 $   0.21          $  (0.27)
                                                 ========          =========
Common shares:
         Basic
             Weighted average                        57.0              37.0
             End of period                           57.7              37.3
         Diluted
             Weighted average                        59.8              37.0
             End of period                           60.7              37.3

                                                                             10
                                       *T*

                               B/E Aerospace, Inc.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (unaudited; in millions)

                                                  June 30,        December 31,
                                                   2005              2004
                                              --------------     ---------------

ASSETS

Current assets:
     Cash and cash equivalents                  $     75.0        $      76.3
     Accounts receivable, net                        105.9               91.6
     Inventories, net                                220.2              197.8
     Other current assets                             14.8               13.4
                                                ----------        -----------
         Total current assets                        415.9              379.1
Long-term assets                                     623.8              645.7
                                                ----------        -----------
                                                $  1,039.7        $   1,024.8
                                                ==========        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities                       $    160.5        $     154.1
Long-term liabilities                                686.3              687.9
                                                ----------        -----------
                                                     846.8              842.0
Total stockholders' equity                           192.9              182.8
                                                ----------        -----------
                                                $  1,039.7        $   1,024.8
                                                ==========        ===========

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (unaudited; in millions)


                                                                               SIX MONTHS ENDED
                                                                         ---------------------------
                                                                            June 30,      June 30,
                                                                              2005          2004
                                                                         -------------- ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net earnings (loss)                                                 $    12.5      $ (10.0)
     Adjustments to reconcile net earnings (loss) to net cash flows
          (used in) provided by operating activities:
              Depreciation and amortization                                   14.4         13.8
              Provision for doubtful accounts                                  0.4          0.5
              Non-cash employee benefit plan contributions                     1.4          1.1
              Changes in operating assets and liabilities, net of
              acquisitions                                                   (31.1)        (2.2)
                                                                         ---------      --------
     Net cash flows (used in) provided by operating activities                (2.4)         3.2
                                                                         ---------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                     (7.1)        (7.1)
     Proceeds from sale of property and equipment                              0.8          0.2
     Acquisitions, net of cash acquired                                        --         (12.5)
     Other, net                                                                3.0          0.1
                                                                         ---------      --------
Net cash flows used in investing activities                                   (3.3)       (19.3)
                                                                         ---------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuances of common stock, net of expenses                  5.9          2.0
     Repayment of long-term debt                                              (0.2)        (0.9)
                                                                         ---------      --------
Net cash flows provided by financing activities                                5.7          1.1
                                                                         ---------      --------


Effect of exchange rate changes on cash flows                                 (1.3)        (0.1)
                                                                         ---------      --------

Net decrease in cash and cash equivalents                                     (1.3)       (15.1)

Cash and cash equivalents at beginning of period                              76.3        147.6
                                                                         ---------      --------

Cash and cash equivalents at end of period                                 $  75.0      $ 132.5
                                                                         =========      ========



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